Exhibit 99.1

TII NETWORK TECHNOLOGIES
APPOINTS BRIAN J. KELLEY PRESIDENT AND CHIEF EXECUTIVE OFFICER

EDGEWOOD, NY – March 22, 2012 – Tii Network Technologies, Inc. (‘Tii’) (NASDAQ:TIII), a leader in designing, manufacturing and marketing network products for the communications industry, today announced that the Company’s Board of Directors has appointed  Brian J. Kelley, President and Chief Executive Officer.  Mr. Kelley, executive Chairman of the Board, has served as interim President and Chief Executive Officer since October 24, 2011. The Board commented, “We were fortunate to have had Brian step up and assume interim leadership of Tii.  After considering various alternatives, the Board determined Brian’s experience and talent made him the best candidate, and we are pleased that he has assumed responsibilities of President and CEO.”

    Mr. Kelley stated, “I am appreciative of the opportunity to serve as the President and Chief Executive Officer of Tii. Over the past five months, I have worked with sales, engineering, manufacturing and administrative members of management to provide a seamless transition for our customers, suppliers and employees. We have worked to strengthen operations, manufacturing, forecasting requirements, customer management and inventory control.  Tii has an excellent market position and is well positioned to continue to meet its strategic goals to be a ‘best in class’ provider to the telecommunications industry.”

    Mr. Kelley, 60, was elected to the Company’s Board in April 2008 and has served as Chairman of the Company’s Board since May 2010.  Mr. Kelley served as a Director of OEM Capital Corp., a technology focused investment banking firm, from November 2010 until January 2012.  From December 2006 until he joined OEM Capital Corp., Mr. Kelley was President of TAMCO Technology, a business development company focused on telecommunications asset management and financing solutions.  From January 1994 until August 2006, Mr. Kelley served as President and Chief Executive Officer of Cognitronics Corporation, a company that designed and marketed voice processing systems to the telecommunications industry. From 1986 until 1994, Mr. Kelley served in senior management positions with TIE Communications, Inc., a company engaged in the engineering, distribution and sale, of telecommunications products, services and software.  Mr. Kelley holds a Bachelor of Arts degree in Economics from the University of New Hampshire and a Masters in Business Administration degree from the University of Connecticut.

Forward Looking Statement
Certain statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  When used in this release, words such as "may," "should," "seek," "believe," "expect," "anticipate," "estimate," "project," "intend," "strategy" and similar expressions are intended to identify forward looking statements regarding events, conditions and financial trends that may affect our future plans, operations, business strategies, operating results and financial position. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause our actual results, performance or achievements to differ materially from those described or implied in the forward-looking statements as a result of several factors.  We undertake no obligation to update any forward-looking statement to reflect future events. Among those factors are:

•	exposure to increases in the cost of our products, including increases in the cost of our petroleum-based plastic products and precious and semi-precious metals;
•	general economic and business conditions, especially as they pertain to the telecommunications industry;
•
potential changes in customers’ spending and purchasing policies and practices, which are effected by customers’ internal budgetary allotments that have been, and may continue to be, impacted by the current economic climate;

•	pressures from customers to reduce pricing without achieving a commensurate reduction in costs;
•
our ability to market and sell products to new markets beyond our principal copper-based telephone operating company (“Telco”) market which has been declining over the last several years, due principally to the impact of alternate technologies;

•	our ability to timely develop products and adapt our products to address technological changes, including changes in our principal market;
•	the ability of our contract manufacturer to obtain raw materials and components used in manufacturing our products;
•	competition in our principal market and new markets into which we have been seeking to expand;
•	our dependence on, and ability to retain, our “as-ordered” general supply agreements with certain of our principal customers and our ability to win new contracts;
•	our dependence on third parties for certain product development;
•
our dependence on products and product components from our China and Mexico contract manufacturer, including on-time delivery that could be interrupted as a result of third party labor disputes, political factors or shipping disruptions, quality control and exposure to changes in costs, including wages, and changes in the valuation of the Chinese Yuan and Mexican Peso;

•	weather and similar conditions, including the effect of typhoons or hurricanes on our contract manufacturer’s facilities in China and Mexico, which can disrupt production;
•
the effect of hurricanes in the United States which can affect the demand for our products and the effect of harsh winter conditions in the United States which can temporarily disrupt the installation of certain of our products by Telcos;

•	our ability to attract and retain technologically qualified personnel; and
•	the availability of financing on satisfactory terms.

Relating to our Recent Acquisitions:
•	our ability to successfully complete the integration of our recently acquired businesses, including their products, sales forces and employees into our business;
•	our ability to retain the general supply agreements of the acquired Porta Copper Products Division with two significant customers;
•	our ability to penetrate the markets and customers of the acquired products with our products, and to penetrate our existing markets with the recently acquired products;
•	our ability to execute our plans with our contract manufacturer to improve gross margins of the products of the acquired Porta Copper Products Division;
•	the stability of the Pound Sterling and Mexican Peso relative to the U.S. dollar exchange rate.

CONTACT:

Tii Network Technologies, Inc.
Brian J. Kelley
(631) 789-5000